Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Secures $15 Million Loan Financing Agreement

SEATTLE, March 28, 2013 — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today it has entered into a loan agreement with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) providing for a senior secured term loan of up to $15 million.

“The proceeds from this loan facility are expected to provide us with additional operating capital to advance our Phase 3 clinical development programs,” said James A. Bianco, M.D., President and CEO of CTI. “Our primary focus remains on our near-term strategic goals of completing the Phase 3 studies of pacritinib in patients with myelofibrosis, driving adoption of PIXUVRI® in Europe and securing non-equity based operating capital through strategic partnerships.”

The first $10 million of the term loan was funded at closing, and the remaining $5 million is available at CTI’s option at any time from November 30 through December 15, 2013, subject to the satisfaction of certain conditions. The term loan is repayable over 42 months after closing, including an initial interest-only period of 12 months after closing. CTI granted Hercules warrants to purchase shares of common stock in an amount of up to 5 percent of the total loan commitment. Further information with respect to the loan agreement with Hercules is contained in a Current Report on Form 8-K filed today by CTI with the Securities and Exchange Commission.

About Cell Therapeutics, Inc.

Cell Therapeutics (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit the company’s website at www.CellTherapeutics.com.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital (NYSE:HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and cleantech industries at all stages of development. Since inception (December 2003), Hercules has committed more than $3.4 billion to over 220 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. For more information please visit www.htgc.com, or call 650-289-3060.

3101 Western Ave. #600	T 206.282.7100
Seattle, WA 98121	F 206.284.6206

Source: Cell Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the risk that risks associated with market conditions and the satisfaction of customary closing conditions related to loan agreement with Hercules Technology Growth Capital, Inc.; the risk that CTI may not be able to draw-down additional funds from the loan agreement; the risk that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; risks that CTI’s average net operating burn rate may increase; risks related to developments in the biopharmaceutical industry, the outcome of preclinical and clinical studies; risks related to regulatory approvals, delays in commencement of preclinical and clinical studies; risks related to the costs of developing, producing and selling CTI’s drug candidates and PIXUVRI; the risk that CTI may not be able to sustain its current cost controls; and the risk that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling CTI’s drug candidates and PIXUVRI; that CTI’s operating expenses may continue to exceed its net revenues; that CTI may not be able to further reduce its operating expenses; and that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Contacts:

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.282.7100

invest@ctiseattle.com

3101 Western Ave. #600	T 206.282.7100
Seattle, WA 98121	F 206.284.6206